Archrock Reports Fourth Quarter and Full Year 2023 Results and Provides 2024 Guidance

HOUSTON, February 20, 2024 - Archrock, Inc. (NYSE: AROC) (“Archrock”) today reported results for the fourth quarter and full year 2023 and provided 2024 guidance.

Fourth Quarter and Full Year 2023 Highlights

●	Revenue for the fourth quarter of 2023 was $259.6 million compared to $218.9 million in the fourth quarter of 2022. Revenue for 2023 was $990.3 million compared to $845.6 million in 2022.
●	Net income for the fourth quarter of 2023 was $33.0 million compared to $10.5 million in the fourth quarter of 2022. Net income for 2023 was $105.0 million compared to $44.3 million in 2022.
●	Adjusted EBITDA (a non-GAAP measure defined below) for the fourth quarter of 2023 was $120.3 million compared to $89.0 million in the fourth quarter of 2022. Adjusted EBITDA for 2023 was $450.4 million compared to $363.3 million in 2022.
●	Leverage ratio at the end of the fourth quarter of 2023 was 3.5x compared to 4.4x at the end of the fourth quarter of 2022.
●	Declared a quarterly dividend of $0.165 per common share for the fourth quarter of 2023, 10% higher compared to the fourth quarter of 2022, resulting in dividend coverage of 2.8x.
●	Repurchased 174,112 common shares during the fourth quarter of 2023 at an average price of $13.58 per share for an aggregate of $2.4 million.
●	Achieved record period-end utilization of 96% for the fourth quarter of 2023 compared to 93% in the fourth quarter of 2022.

Management Commentary and Outlook

“During the quarter, Archrock sustained outstanding levels of utilization, pricing and profitability, capping a record-breaking year for the company,” said Brad Childers, Archrock’s President and Chief Executive Officer. “For the full year, we improved our period-end utilization to 96%, increased our contract operations gross margin by 300 basis points and grew our adjusted EBITDA by 24%. This step change in our earnings power enabled us to return more than $105 million in capital to our shareholders through dividend increases and the initiation of a share buyback program.

“These results reflect years of effort to transform our platform and the lasting benefits set us up for an even better 2024. Robust and visible customer demand currently extends into 2025 and continues to be led by key Archrock oil-producing markets that have associated gas, like the Permian. We expect that the efficient execution of our operations, price increases and strategically managed investment in our fleet will drive earnings growth and free cash flow generation during 2024. In addition, we plan to advance our new ventures initiatives to help our customers decarbonize and continue leveraging innovative technology and processes to drive our customer service and business profitability higher.

“We believe the current upcycle remains durable and are committed to maintaining sector-leading financial flexibility and capital allocation capabilities. We recently increased our quarterly dividend per share by 6.5 percent, while share buybacks remain another value creation tool available to us. We also continue to expect a consistent dividend coverage ratio of well above 2.0 times and a leverage ratio of between 3.0 and 3.5 times,” concluded Childers.

Fourth Quarter and Full Year 2023 Financial Results

Archrock’s fourth quarter 2023 net income of $33.0 million included a non-cash long-lived and other asset impairment of $3.7 million and a non-cash unrealized increase in the fair value of our investment in an unconsolidated affiliate of $1.0 million. Archrock’s fourth quarter 2022 net income of $10.5 million included a non-cash long-lived and other asset impairment of $5.2 million and a non-cash unrealized decrease in the fair value of our investment in an unconsolidated affiliate of $1.9 million.

Fourth quarter 2023 selling, general, and administrative expenses of $33.0 million compared to $31.2 million for the fourth quarter of 2022 and reflect an increase in performance-based short-term and long-term incentive compensation expense.

Adjusted EBITDA for the fourth quarter of 2023 and 2022 included $2.1 million and $6.7 million, respectively, in net gains related to the sale of compression and other assets.

Archrock’s full year 2023 net income of $105.0 million included the following items: non-cash long-lived and other asset impairment of $12.0 million and a non-cash unrealized decrease in the fair value of our investment in an unconsolidated affiliate of $1.0 million. Archrock’s full year 2022 net income of $44.3 million included the following items: non-cash long-lived and other asset impairment of $21.4 million and a non-cash unrealized decrease in the fair value of our investment in an unconsolidated affiliate of $1.9 million.

Adjusted EBITDA for the full year 2023 and 2022 included $10.2 million and $40.5 million, respectively, in net gains related to the sale of compression and other assets.

Contract Operations

For the fourth quarter of 2023, contract operations segment revenue totaled $213.0 million, an increase of 20% compared to $177.4 million in the fourth quarter of 2022. Gross margin (a non-GAAP measure defined below) was $137.1 million, up 33% from $103.0 million. Gross margin percentage was 64% for the fourth quarter of 2023, compared to 58% in the fourth quarter of 2022. Total operating horsepower at the end of the fourth quarter of 2023 was 3.6 million compared to 3.4 million at the end of the fourth quarter of 2022. Utilization at the end of the fourth quarter of 2023 was 96%, compared to 93% at the end of the fourth quarter of 2022.

Aftermarket Services

For the fourth quarter of 2023, aftermarket services segment revenue totaled $46.6 million, compared to $41.5 million in the fourth quarter of 2022. Gross margin of $10.2 million increased 44% compared to $7.1 million in the fourth quarter of 2022. Gross margin percentage was 22% for the fourth quarter of 2023, compared to 17% for the fourth quarter of 2022.

Balance Sheet

Long-term debt was $1.6 billion at December 31, 2023 and our available liquidity totaled $458.0 million. Our leverage ratio was 3.5x, compared to 4.4x as of December 31, 2022.

Shareholder Returns

Quarterly Dividend

Our Board of Directors recently declared a quarterly dividend of $0.165 per share of common stock, or $0.66 per share on an annualized basis. Dividend coverage in the fourth quarter of 2023 was 2.8x. The fourth quarter 2023 dividend was paid on February 13, 2024 to stockholders of record at the close of business on February 6, 2024.

Share Repurchase Program

During the quarter ended December 31, 2023, Archrock repurchased 174,112 common shares at an average price of $13.58 per share, for an aggregate of approximately $2.4 million. Approximately $41.1 million remains available for future common share repurchases under Archrock’s share repurchase program.

2024 Annual Guidance

Archrock expects 2024 Adjusted EBITDA between $500 million and $530 million, which at the midpoint, represents an increase of 14% compared to 2023. The increase is expected to be primarily driven by growth in contract operations revenue and gross margin.

Archrock also expects 2024 total capex between $275 million and $290 million compared to $299 million in 2023.  Included in this outlook is anticipated growth capex of between $175 million and $180 million, compared to growth capex of $190 million during 2023. This range compares to our previously provided and preliminary growth capital expenditure outlook of approximately $160 million; the change reflects growth capex underspend and carryforward from 2023 due to supplier equipment delays as well as incremental new build horsepower investment, supported by multi-year contracts, to satisfy key customer demand.

Capital expenditures are expected to be fully funded by operations, with the potential for additional support from modest non-strategic asset sale proceeds as we continue to high-grade our fleet.

Archrock is providing annual guidance as listed below. All figures are in thousands, except percentages and ratios:

	Full Year 2024 Guidance
	Low	High
Net income (1)	$134,000	$164,000
Adjusted EBITDA(2)	500,000	530,000
Cash available for dividend(3)(4)	289,000	309,000

Segment
Contract operations revenue	$890,000	$915,000
Contract operations gross margin percentage	64%	65.5%
Aftermarket services revenue	$170,000	$185,000
Aftermarket services gross margin percentage	19%	20.5%

Selling, general and administrative	$119,000	$117,000

Capital expenditures
Growth capital expenditures	$175,000	$180,000
Maintenance capital expenditures	80,000	85,000
Other capital expenditures	20,000	25,000

(1)	2024 annual guidance for net income does not include the impact of long-lived and other asset impairment because due to its nature, it cannot be accurately forecasted. Long-lived and other asset impairment does not impact Adjusted EBITDA or cash available for dividend, however it is a reconciling item between these measures and net income. Long-lived and other asset impairment for 2023 and 2022 was $12.0 million and $21.4 million, respectively.
(2)	Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(3)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.
(4)	A forward-looking estimate of cash provided by operating activities is not provided because certain items necessary to estimate cash provided by operating activities, including changes in assets and liabilities, are not estimable at this time. Changes in assets and liabilities were $(28.0) million and $(24.5) million for 2023 and 2022, respectively.

Summary Metrics

(in thousands, except percentages, per share amounts and ratios)

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2023		2023		2022		2023		2022
Net income	$33,002		$30,858		$10,458		$104,998		$44,296
Adjusted EBITDA	$120,263		$120,150		$89,040		$450,387		$363,325

Contract operations revenue	$213,022		$207,552		$177,350		$809,439		$677,801
Contract operations gross margin	$137,062		$132,279		$103,002		$502,691		$398,903
Contract operations gross margin percentage	64%		64%		58%		62%		59%

Aftermarket services revenue	$46,571		$45,815		$41,521		$180,898		$167,767
Aftermarket services gross margin	$10,239		$9,127		$7,116		$38,627		$27,181
Aftermarket services gross margin percentage	22%		20%		17%		21%		16%

Selling, general, and administrative	$33,007		$28,558		$31,220		$116,639		$117,184

Cash available for dividend	$71,484		$63,021		$34,898		$232,979		$170,908
Cash available for dividend coverage	2.8	x	2.6	x	1.5	x	2.4	x	1.9	x

Free cash flow	$47,385		$62,859		$(27,252)		77,696		72,534
Free cash flow after dividend	$23,195		$38,609		$(49,841)		(18,100)		(17,781)

Total available horsepower (at period end)	3,759		3,773		3,726
Total operating horsepower (at period end)	3,607		3,608		3,448
Horsepower utilization spot (at period end)	96%		96%		93%

Conference Call Details

Archrock will host a conference call on Wednesday, February 21, 2024, to discuss fourth quarter and full year 2023 financial results and 2024 guidance. The call will begin at 10:00 a.m. Eastern Time.

To listen to the call via a live webcast, please visit Archrock’s website at www.archrock.com. The call will also be available by dialing 1 (888) 596-4144 in the United States or 1 (646) 968-2525 for international calls. The access code is 4749623.

A replay of the webcast will be available on Archrock’s website for 90 days following the event.

*****

Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding interest expense, income taxes, depreciation and amortization, long-lived and other asset impairment, unrealized change in fair value of investment in unconsolidated affiliate, restructuring charges, non-cash stock-based compensation expense, amortization of capitalized implementation costs and other items. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, and a reconciliation of our full year 2023 Adjusted EBITDA guidance to net income appear below.

Gross margin, a non–GAAP measure, is defined as revenue less cost of sales (excluding depreciation and amortization). Gross margin percentage is defined as gross margin divided by revenue. A reconciliation of gross margin to net income, the most directly comparable GAAP measure, appears below.

Cash available for dividend, a non-GAAP measure, is defined as net income (loss) excluding interest expense, income taxes, depreciation and amortization, long-lived and other asset impairment, unrealized change in fair value of investment in unconsolidated affiliate, restructuring charges, non-cash stock-based compensation expense, amortization of capitalized implementation costs and other items, less maintenance capital expenditures, other capital expenditures, cash taxes and cash interest expense. Reconciliations of cash available for dividend to net income and net cash provided by operating activities, the most directly comparable GAAP measures, and a reconciliation of our updated full year 2023 cash available for dividend guidance to net income appear below.

Free cash flow, a non-GAAP measure, is defined as net cash provided by operating activities plus net cash provided by (used in) investing activities. A reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP measure, appears below.

Free cash flow after dividend, a non-GAAP measure, is defined as net cash provided by operating activities plus net cash provided by (used in) investing activities less dividends paid to stockholders. A reconciliation of free cash flow after dividend to net cash provided by operating activities, the most directly comparable GAAP measure, appears below.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is the leading provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how Archrock embodies its purpose, WE POWER A CLEANER AMERICA, visit www.archrock.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward–looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of Archrock, Inc. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to Archrock’s results of operations or of financial condition; fundamentals of Archrock’s industry, including the attractiveness of returns and valuation, stability of cash flows, demand dynamics and overall outlook, and Archrock’s ability to realize the benefits thereof; Archrock’s expectations regarding future economic, geopolitical and market conditions and trends; Archrock’s operational and financial strategies, including planned growth, coverage and leverage reduction strategies, Archrock’s ability to successfully effect those strategies, and the expected results therefrom; Archrock’s financial and operational outlook; demand and growth opportunities for Archrock’s services; structural and process improvement initiatives, the expected timing thereof, Archrock’s ability to successfully effect those initiatives and the expected results therefrom; the operational and financial synergies provided by Archrock’s size; and statements regarding Archrock’s dividend policy.

While Archrock believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. The factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: changes in customer, employee or supplier relationships; local, regional and national economic and financial market conditions and the impact they may have on Archrock and its customers; changes in tax laws; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; changes in economic conditions in key operating markets; impacts of world events; the financial condition of Archrock’s customers; the failure of any customer to perform its contractual obligations; Archrock’s ability to develop and deploy new technologies and services, including ECOTEC’s products and services, and the expected results therefrom; changes in safety, health, environmental and other regulations; and the effectiveness of Archrock’s control environment, including the identification of control deficiencies.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2023, Archrock’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 and those set forth from time to time in Archrock’s filings with the Securities and Exchange Commission, which are available at www.archrock.com. Except as required by law, Archrock expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Archrock, Inc.

For information, contact:

Megan Repine

VP of Investor Relations

281-836-8360

investor.relations@archrock.com

Archrock, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Revenue:
Contract operations	$213,022	$207,552	$177,350	$809,439	$677,801
Aftermarket services	46,571	45,815	41,521	180,898	167,767
Total revenue	259,593	253,367	218,871	990,337	845,568

Cost of sales (excluding depreciation and amortization):
Contract operations	75,960	75,273	74,348	306,748	278,898
Aftermarket services	36,332	36,688	34,405	142,271	140,586
Total cost of sales (excluding depreciation and amortization)	112,292	111,961	108,753	449,019	419,484

Selling, general and administrative	33,007	28,558	31,220	116,639	117,184
Depreciation and amortization	42,695	42,155	39,911	166,241	164,259
Long-lived and other asset impairment	3,658	2,922	5,225	12,041	21,442
Restructuring charges	221	592	—	1,775	—
Interest expense	27,938	28,339	26,380	111,488	101,259
Gain on sale of assets, net	(2,181)	(3,237)	(6,739)	(10,199)	(40,494)
Other (income) expense, net	(745)	(235)	1,897	1,086	1,845
Income before income taxes	42,708	42,312	12,224	142,247	60,589
Provision for income taxes	9,706	11,454	1,766	37,249	16,293
Net income	$33,002	$30,858	$10,458	$104,998	$44,296

Basic and diluted net income per common share (1)	$0.21	$0.20	$0.07	$0.67	$0.28

Weighted average common shares outstanding:
Basic	153,876	154,163	153,554	154,126	153,281
Diluted	154,177	154,401	153,682	154,344	153,410

(1)	Basic and diluted net income per common share is computed using the two-class method to determine the net income per share for each class of common stock and participating security (restricted stock and stock-settled restricted stock units that have non-forfeitable rights to receive dividends or dividend equivalents) according to dividends declared and participation rights in undistributed earnings. Accordingly, we have excluded net income attributable to participating securities from our calculation of basic and diluted net income per common share.

Archrock, Inc.

Unaudited Supplemental Information

(in thousands, except percentages, per share amounts and ratios)

Three Months Ended	Year Ended
December 31,	September 30,	December 31,	December 31,	December 31,
2023	2023	2022	2023	2022
Revenue:
Contract operations	$213,022	$207,552	$177,350	$809,439	$677,801
Aftermarket services	46,571	45,815	41,521	180,898	167,767
Total revenue	$259,593	$253,367	$218,871	$990,337	$845,568

Gross margin (1):
Contract operations	$137,062	$132,279	$103,002	$502,691	$398,903
Aftermarket services	10,239	9,127	7,116	38,627	27,181
Total gross margin	$147,301	$141,406	$110,118	$541,318	$426,084

Gross margin percentage:
Contract operations	64%	64%	58%	62%	59%
Aftermarket services	22%	20%	17%	21%	16%
Total gross margin percentage	57%	56%	50%	55%	50%

Selling, general and administrative	$33,007	$28,558	$31,220	$116,639	$117,184
% of revenue	13%	11%	14%	12%	14%

Adjusted EBITDA (1)	$120,263	$120,150	$89,040	$450,387	$363,325
% of revenue	46%	47%	41%	45%	43%

Capital expenditures	$36,655	$74,501	$68,835	$298,632	$239,867
Proceeds from sale of property, plant and equipment and other assets	(17,543)	(16,570)	(7,132)	(72,206)	(120,265)
Net capital expenditures	$19,112	$57,931	$61,703	$226,426	$119,602

Total available horsepower (at period end) (2)	3,759	3,773	3,726	3,759	3,726
Total operating horsepower (at period end) (3)	3,607	3,608	3,448	3,607	3,448
Average operating horsepower	3,607	3,593	3,394	3,554	3,328
Horsepower utilization:
Spot (at period end)	96%	96%	93%	96%	93%
Average	96%	95%	91%	95%	87%

Dividend declared for the period per share	$0.165	$0.155	$0.150	$0.625	$0.580
Dividend declared for the period to all shareholders	$25,913	$24,282	$23,614	$97,857	$91,340
Cash available for dividend coverage (4)	2.8	x	2.6	x	1.5	x	2.4	x	1.9	x

Free cash flow (1)	$47,385	$62,859	$(27,252)	$77,696	$72,534
Free cash flow after dividend (1)	$23,195	$38,609	$(49,841)	$(18,100)	$(17,781)

(1)	Management believes gross margin, Adjusted EBITDA, free cash flow and free cash flow after dividend provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.
(2)	Defined as idle and operating horsepower and includes new compressor units completed by a third party manufacturer that have been delivered to us.
(3)	Defined as horsepower that is operating under contract and horsepower that is idle but under contract and generating revenue such as standby revenue.
(4)	Defined as cash available for dividend divided by dividends declared for the period.

	December 31,	September 30,	December 31,
	2023	2023	2022
Balance Sheet
Long-term debt (1)	$1,584,869	$1,604,554	$1,548,334
Total equity	871,021	861,093	860,693

(1)	Carrying values are shown net of unamortized premium and deferred financing costs.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Gross Margin

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income	$33,002	$30,858	$10,458	$104,998	$44,296
Depreciation and amortization	42,695	42,155	39,911	166,241	164,259
Long-lived and other asset impairment	3,658	2,922	5,225	12,041	21,442
Unrealized change in fair value of investment in unconsolidated affiliate	(1,023)	—	1,864	973	1,864
Restructuring charges	221	592	—	1,775	—
Interest expense	27,938	28,339	26,380	111,488	101,259
Stock-based compensation expense	3,283	3,191	2,893	12,998	11,928
Amortization of capitalized implementation costs	783	639	543	2,624	1,984
Provision for income taxes	9,706	11,454	1,766	37,249	16,293
Adjusted EBITDA (1)	120,263	120,150	89,040	450,387	363,325
Selling, general and administrative	33,007	28,558	31,220	116,639	117,184
Stock-based compensation expense	(3,283)	(3,191)	(2,893)	(12,998)	(11,928)
Amortization of capitalized implementation costs	(783)	(639)	(543)	(2,624)	(1,984)
Unrealized change in fair value of investment in unconsolidated affiliate	1,023	—	(1,864)	(973)	(1,864)
Gain on sale of assets, net	(2,181)	(3,237)	(6,739)	(10,199)	(40,494)
Other (income) expense, net	(745)	(235)	1,897	1,086	1,845
Gross margin (1)	$147,301	$141,406	$110,118	$541,318	$426,084

(1)	Management believes Adjusted EBITDA and gross margin provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Dividend

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income	$33,002	$30,858	$10,458	$104,998	$44,296
Depreciation and amortization	42,695	42,155	39,911	166,241	164,259
Long-lived and other asset impairment	3,658	2,922	5,225	12,041	21,442
Unrealized change in fair value of investment in unconsolidated affiliate	(1,023)	—	1,864	973	1,864
Restructuring charges	221	592	—	1,775	—
Interest expense	27,938	28,339	26,380	111,488	101,259
Stock-based compensation expense	3,283	3,191	2,893	12,998	11,928
Amortization of capitalized implementation costs	783	639	543	2,624	1,984
Provision for income taxes	9,706	11,454	1,766	37,249	16,293
Adjusted EBITDA (1)	120,263	120,150	89,040	450,387	363,325
Less: Maintenance capital expenditures	(18,156)	(24,103)	(24,695)	(92,168)	(84,158)
Less: Other capital expenditures	(3,193)	(5,264)	(3,849)	(16,164)	(9,446)
Less: Cash tax payment	(120)	(53)	(4)	(1,311)	(407)
Less: Cash interest expense	(27,310)	(27,709)	(25,594)	(107,765)	(98,406)
Cash available for dividend (2)	$71,484	$63,021	$34,898	$232,979	$170,908

(1)	Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(2)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Cash Flows from Operating Activities to Cash Available for Dividend

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net cash provided by operating activities	$71,719	$120,070	$37,118	$310,187	$203,450
Inventory write-downs	(164)	(22)	(600)	(545)	(1,640)
Provision for (benefit from) credit losses	(458)	94	(234)	(224)	(206)
Gain on sale of assets, net	2,181	3,237	6,739	10,199	40,494
Current income tax provision	459	460	161	1,591	1,064
Cash tax payment	(120)	(53)	(4)	(1,311)	(407)
Amortization of operating lease ROU assets	(831)	(839)	(799)	(3,319)	(3,206)
Amortization of contract costs	(5,653)	(5,386)	(4,951)	(21,289)	(19,162)
Deferred revenue recognized in earnings	5,421	2,289	5,247	16,464	20,956
Cash restructuring charges	211	381	—	1,554	—
Changes in assets and liabilities	20,068	(27,843)	20,765	28,004	24,503
Maintenance capital expenditures	(18,156)	(24,103)	(24,695)	(92,168)	(84,158)
Other capital expenditures	(3,193)	(5,264)	(3,849)	(16,164)	(9,446)
Payments for settlement of interest rate swaps that include financing elements	—	—	—	—	(1,334)
Cash available for dividend (1)	$71,484	$63,021	$34,898	$232,979	$170,908

(1)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Cash Flows From Operating Activities to Free Cash Flow and Free Cash Flow After Dividend

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net cash provided by operating activities	$71,719	$120,070	$37,118	$310,187	$203,450
Net cash used in investing activities	(24,334)	(57,211)	(64,370)	(232,491)	(130,916)
Free cash flow (1)	47,385	62,859	(27,252)	77,696	72,534
Dividends paid to stockholders	(24,190)	(24,250)	(22,589)	(95,796)	(90,315)
Free cash flow after dividend (1)	$23,195	$38,609	$(49,841)	$(18,100)	$(17,781)

(1)	Management believes free cash flow and free cash flow after dividend provide useful information to investors because these non-GAAP measures, when viewed with our GAAP results and accompanying reconciliations, provide a more complete understanding of our performance than GAAP results alone. Management uses these non-GAAP measures as supplemental measures to review current period operating performance, comparability measures and performance measures for period-to-period comparisons.

Archrock, Inc.

Unaudited Supplemental Information

Reconciliation of Net Income to Adjusted EBITDA and Cash Available for Dividend

(in thousands)

	Annual Guidance Range
	2024
	Low	High
Net income (1)	$134,000	$164,000
Interest expense	111,000	111,000
Provision for income taxes	58,000	58,000
Depreciation and amortization	179,000	179,000
Stock-based compensation expense	14,000	14,000
Amortization of capitalized implementation costs	4,000	4,000
Adjusted EBITDA (2)	500,000	530,000
Less: Maintenance capital expenditures	(80,000)	(85,000)
Less: Other capital expenditures	(20,000)	(25,000)
Less: Cash tax expense	(3,000)	(3,000)
Less: Cash interest expense	(108,000)	(108,000)
Cash available for dividend (3)(4)	$289,000	$309,000

(1)	2024 annual guidance for net income does not include the impact of long-lived and other asset impairment because due to its nature, it cannot be accurately forecasted. Long-lived and other asset impairment does not impact Adjusted EBITDA or cash available for dividend, however it is a reconciling item between these measures and net income. Long-lived and other asset impairment for the years 2023 and 2022 was $12.0 million and $21.4 million, respectively.
(2)	Management believes Adjusted EBITDA provides useful information to investors because this non-GAAP measure, when viewed with our GAAP results and accompanying reconciliations, provides a more complete understanding of our performance than GAAP results alone. Management uses this non-GAAP measure as a supplemental measure to review current period operating performance, comparability measure and performance measure for period-to-period comparisons.
(3)	Management uses cash available for dividend as a supplemental performance measure to compute the coverage ratio of estimated cash flows to planned dividends.
(4)	A forward-looking estimate of cash provided by operating activities is not provided because certain items necessary to estimate cash provided by operating activities, including changes in assets and liabilities, are not estimable at this time. Changes in assets and liabilities were $(28.0) million and $(24.5) million for the years 2023 and 2022, respectively.